Exhibit 99.2

NEWS RELEASE

bluebird bio Announces Pricing of Public Offering of Common Stock

CAMBRIDGE, MA, July 8, 2014 – bluebird bio, Inc. (Nasdaq: BLUE), a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic and orphan diseases, today announced the pricing of an underwritten public offering of 3,000,000 shares of its common stock at a public offering price of $34.00 per share, before underwriting discounts. In addition, bluebird bio has granted the underwriters a 30-day option to purchase from it up to an additional 450,000 shares of common stock.

BofA Merrill Lynch, Cowen and Company and Citigroup are acting as joint book-running managers of the proposed offering. Wedbush PacGrow Life Sciences and SunTrust Robinson Humphrey are acting as co-managers. The offering is expected to close on or about July 14, 2014, subject to customary closing conditions.

bluebird bio anticipates the aggregate net proceeds from the offering will be approximately $95.6 million, after deducting the underwriting discount and estimated offering expenses payable by bluebird bio, but excluding any exercise of the underwriters’ option. bluebird bio intends to use the net proceeds of this offering primarily to advance its clinical studies in CCALD (childhood cerebral adrenoleukodystrophy), beta-thalassemia major and sickle cell disease. The balance will be used for general and administrative expenses, potential future development programs, early-stage research and development and other general corporate purposes.

The shares are being offered by bluebird bio pursuant to an automatically effective shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on July 7, 2014. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting one of the following: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com; Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Tel: 800-831-9146, Email: prospectus@citi.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About bluebird bio, Inc.

bluebird bio is a clinical-stage company committed to developing potentially transformative gene therapies for severe genetic and orphan diseases. bluebird bio has two clinical-stage programs in development. The most advanced product candidate, Lenti-D, is in a recently-initiated phase 2/3 study, the Starbeam Study, for the treatment of childhood cerebral adrenoleukodystrophy (CCALD), a rare, hereditary neurological disorder affecting young boys. The next most advanced product candidate, LentiGlobin, is currently in two phase 1/2 studies, one in the US (the Northstar Study) and one in France (HGB-205), for the treatment of beta-thalassemia major. The phase 1/2 HGB-205 study also allows enrollment of patient(s) with sickle cell disease, and bluebird bio is planning a separate U.S. sickle cell disease trial (HGB-206).

bluebird bio also has an early-stage chimeric antigen receptor-modified T cell (CAR-T) program for oncology in collaboration with Celgene Corporation.

bluebird bio has operations in Cambridge, Massachusetts, Seattle, Washington and Paris, France.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the terms, timing and completion of the proposed offering; the use of proceeds of the offering; and bluebird bio’s existing product candidates and research programs. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risk and uncertainties related to market conditions and satisfaction of customary closing conditions related to the proposed public offering, that the preliminary results from our clinical trials will not continue or be repeated in our ongoing clinical trials, the risk that previously conducted studies involving similar product candidates will not be repeated or observed in ongoing or future studies involving current product candidates, the risk of cessation or delay of any of the ongoing or planned clinical studies and/or our development of our product candidates, the risk of a delay in the enrollment of patients in our clinical studies, the risk that our collaboration with Celgene will not continue or will not be successful, and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Investor Relations:

Richard E. T. Smith, Ph.D.

bluebird bio, Inc.

(339) 499-9382

Media Contact:

Dan Budwick

Pure Communications, Inc.

(973) 271-6085